UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2007

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

CANADA	1-12284	98-0101955
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10901 West Toller Drive, Suite 300 Littleton, Colorado	80127-6312
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 830-9000

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 23, 2007, Golden Star Resources Ltd. (“Golden Star”) entered into amendment agreements with the holders of its outstanding US$50 million aggregate principal amount 6.85% senior convertible notes due April 15, 2009. The agreements provide for the amendment of the notes to require the early redemption of all of the notes by Golden Star for an aggregate of US$61.76 million together with all accrued and unpaid interest thereon. Golden Star’s redemption obligation is conditioned on the completion by Golden Star of an issuance and sale of securities for proceeds sufficient to redeem all of the notes. The amendments to the notes will become effective upon the announcement of definitive terms of the proposed offering of up to US$125 million in Convertible Senior Unsecured Debentures, discussed below.

Item 2.02	Results of Operations and Financial Condition

On October 23, 2007, Golden Star issued a press release providing preliminary earnings results for the third quarter of 2007. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in Item 2.02 of this Current Report on Form 8-K, including the information set forth in Exhibit 99.1, is “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 8.01	Other Events

Announcement of Proposed Offering

On October 23, 2007, Golden Star issued a press release announcing its intent to offer and sell in a private placement an aggregate principal amount of up to US$125 million of Convertible Senior Unsecured Debentures due November 30, 2012. A copy of this press release is attached hereto as Exhibit 99.2. and incorporated by reference herein in accordance with Rule 135c of the Securities Act of 1933, as amended.

EURO Rights Offering

On September 26, 2007, Golden Star entered into a letter agreement with EURO Ressources S.A., a French-based gold royalty company (“EURO”) pursuant to which Golden Star agreed to subscribe for and purchase up to an aggregate of US$5,000,000 in common shares of EURO, which are proposed to be issued as part of a rights offering by EURO scheduled for November 2007 (the “Rights Offering”), to the extent that such shares are not otherwise purchased by EURO’s shareholders. In addition, Golden Star agreed to exercise all rights to purchase EURO shares attaching to the shares of EURO presently owned by it, which would require payment of approximately US$0.2 million. Upon conclusion of the Rights Offering, EURO has agreed to a) pay US$3.6 million in cash to Golden Star for its December 2004 purchase from Golden Star of the royalty in IAMGold’s Rosebel mine in Suriname and b) purchase for approximately US$4.15 million a residual royalty held by Golden Star on gold production from the Rosebel mine in excess of 2.0 million ounces. EURO was, until June 2006, a fully consolidated subsidiary of Golden Star. Currently, Golden Star owns less than 2% of EURO.

Option of Goulagou/ Rouga Properties

On October 10, 2007, Golden Star entered into an option agreement with Riverstone Resources Inc. (“Riverstone”) whereby Riverstone will have the right to acquire Golden Star’s 90% interest in the Goulagou and Rounga properties in Burkina Faso, which

Golden Star acquired in the December 2005 acquisition of St. Jude Resources Ltd. To exercise the option, Riverstone is required to spend Cdn$4 million on exploration programs on the Goulagou and Rounga properties over the next four years, and may then purchase Golden Star’s interest for $18.6 million in cash or Riverstone common shares. In connection with the execution of the option agreement, Golden Star is to receive two million common share purchase warrants of Riverstone at exercise prices of Cdn$0.30 to Cdn$0.45, and in addition, will receive up to two million shares of Riverstone over the term of the option. Golden Star would retain a production-related net smelter return royalty of up to 2% on these properties.

Ghana Share Listing

Golden Star has announced its intent to list its common shares for trading on the Ghana Stock Exchange in Accra prior to the end of 2007. It is expected that the Ghana listing will be accompanied by the sale of between US$5 and US$10 million of Golden Star common shares to investors in Ghana, subject to applicable regulatory approval. Golden Star intends to take appropriate steps to cause all shares issued in Ghana to be immediately and freely tradable on the Toronto Stock Exchange and the American Stock Exchange.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release of Golden Star, dated October 23, 2007, announcing agreement to amend and redeem outstanding senior convertible notes and preliminary earnings results for the third quarter of 2007 (with such press release to be deemed “filed” for purposes of Section 18 of the Exchange Act)

99.2	Press release of Golden Star, dated October 23, 2007, announcing proposed offering of Convertible Senior Unsecured Debentures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2007

Golden Star Resources Ltd.

By:	/s/ Thomas G. Mair
Thomas G. Mair
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Golden Star, dated October 23, 2007, announcing agreement to amend and redeem outstanding senior convertible notes and preliminary earnings results for the third quarter of 2007 (with such press release to be deemed “filed” for purposes of Section 18 of the Exchange Act)

99.2	Press release of Golden Star, dated October 23, 2007, announcing proposed offering of Convertible Senior Unsecured Debentures.